Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 9, 2023

Registration Statement No. 333-261801-05

**FULL PRICING DETAILS** ~1.2B GM Prime Lease (GMALT 2023-2)

Joint Bookrunners: TD Securities (str), Barclays, BofA, Credit Agricole

Co-Managers: CIBC, GS, Lloyds, MUFG

  ANTICIPATED CAPITAL STRUCTURE

CLS	AMT($MM)	WAL*	S/F**	E.FIN	L.FIN	BMARK	SPRD	CPN%	PRICE%	YLD%

A-1	190.57	0.30	A-1+/F1+	12/23	05/24	I-CRV	+26	5.452	100.00000	5.452
A-2A	353.10	1.13	AAA/AAA	01/25	10/25	I-CRV	+82	5.44	99.99565	5.506
A-2B	115.00	1.13	AAA/AAA	01/25	10/25	SOFR30A	+82		100.00000
A-3	408.15	2.01	AAA/AAA	09/25	07/26	I-CRV	+110	5.05	99.98950	5.109
A-4	66.30	2.38	AAA/AAA	10/25	05/27	I-CRV	+125	5.09	99.99613	5.146
B	60.77	2.50	AA/AA	12/25	05/27	I-CRV	+175	5.54	99.98926	5.609
C	56.58	NOT OFFERED
D	34.92	NOT OFFERED

* Assumes 100% PPC and priced to maturity

**Minimum Expected Ratings

TRANSACTION DETAILS

- Offered Deal Size:	$1,193,890,000 (No Grow)
- Format:	SEC Registered
- Ticker:	GMALT 2023-2
- Expected Settle:	05/17/2023
- First Pay:	06/20/2023
- ERISA Eligible:	Yes
- EU & UK RR Compliant:	No
- Minimum Denoms:	$1,000 x $1,000
- Bill & Deliver:	TD Securities

AVAILABLE MATERIALS

- Preliminary Prospectus & FWP Attached

- Intex/CDI: tdabsgmal2302, Passcode: XKVB

- Deal Roadshow: https://dealroadshow.com, Entry Code: GMALT2023-2 (Case Sensitive) Direct Link: https://dealroadshow.com/e/GMALT2023-2

SECURITY IDENTIFIERS

CLASS	CUSIP	ISIN
A-1	362548AA7	US362548AA76
A-2A	362548AB5	US362548AB59
A-2B	362548AC3	US362548AC33
A-3	362548AD1	US362548AD16
A-4	362548AE9	US362548AE98
B	362548AF6	US362548AF63

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.